UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 24, 2009
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On February 24, 2009, RF Micro Devices, Inc. (“RFMD”) announced a manufacturing restructuring that is expected to reduce manufacturing costs related to RFMD’s test and assembly operations in Shanghai, China.

RFMD plans to outsource certain non-core manufacturing operations and consolidate RFMD’s Shanghai test and assembly operations into RFMD’s primary test and assembly facility in Beijing, China (the “Shanghai Actions”).  The Shanghai Actions are expected to reduce RFMD’s annualized manufacturing costs and operating expenses by approximately $4.5 million, beginning in the December 2009 quarter.  The Shanghai Actions are expected to be completed by the end of the September 2009 quarter and result in aggregate pre-tax charges of approximately $4.5 million, which consist of approximately $1.4 million related to one-time employee termination benefits, approximately $1.2 million related to impaired assets, and approximately $1.9 million of expenditures related to lease and other contract termination costs.  Of these amounts, approximately $1.2 million relates to non-cash charges, and approximately $3.3 million relates to cash expenditures.

RFMD will continue to evaluate the global macroeconomic environment and pursue additional opportunities to reduce costs and expenses as necessary.  The Shanghai Actions are part of RFMD’s restructuring related to the current adverse macroeconomic business environment, as disclosed in RFMD’s Form 10-Q for the period ended December 27, 2008 and filed on February 5, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

                                                                        By: /s/ William A. Priddy, Jr.
                                                                                   William A. Priddy, Jr.
                                                                                    Chief Financial Officer and Corporate Vice
                                                                                    President of Administration

Date:    February 24, 2009